Exhibit 99.1

First Ottawa Bancshares Announces Annual Earnings

OTTAWA, Ill., January 31, 2008  —  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the year ended December 31, 2007, of $2.4 million, or $3.72 per basic common share, and $3.71 per diluted common share, compared to net income of $2.3 million, or $3.59 per common share, and per diluted common share, for the year ended December 31, 2006. The Company paid cash dividends of $3.00 per share in 2007 and 2006.

Net income for 2007 increased $80,000, or 3.4%, from 2006. Net interest income after provision for loan losses increased $36,000, which was the net result of a $43,000 decrease in total interest income, and by a $79,000 decrease in interest expense as a result of an increase in the average loan balances outstanding through out the year. The increase in interest income from loans was attributable to increases in average loan portfolio balances and also average tax-equivalent yields available in the marketplace in 2007.

The Company’s noninterest income decreased $81,000, or 3.3%, compared to 2006.  Noninterest income decreased primarily due to a decrease in other income. Other income decreased by $144,000, or 15.9%, compared to 2006.  This decrease was primarily due to a $195,000 decrease in the market value of derivatives related to index powered certificates of deposit held for investments and for customers of the Bank.  Gains on loan sales to the secondary market decreased $2,000 to $29,000 in 2007 compared to 2006 as a result of fewer originations of residential real estate loans because of the general increase in interest rates in 2007.  Service charges on deposit accounts increased by $52,000, or 5.4%, to $ 1.0   million.  Trust and farm management fee income remained constant at $540,000 in 2007 and 2006.

Noninterest Expense.  The Company’s noninterest expense was $7.9 million in 2007 and $8.1 million for 2006.  Salaries and benefits, which is the largest component of non-interest expense, decreased $125,000, to $4.4 million in 2007.  Decreases in supplies expense of $25,000, amortization of core deposit intangible expense of $51,000, and other expenses of $121,000 were partially offset by an increase in occupancy and equipment expense of $4,000, professional fees of $132,000, data processing expense of $45,000 in 2007.  Other expense was reduced due to decreased collection expenses, decreased secondary mortgage market expenses, and decreased miscellaneous operating expenses.  Professional fees increased due to the settlement of two ongoing litigations during 2007. Income tax expense increased by $16,000 compared to the prior year. The Company’s effective tax rate decreased slightly in 2007.

Total assets at December 31, 2007 decreased to $269.2 million from $278.1 million at December 31, 2006.  Total deposits at December 31, 2007, were $240.4 million, compared to $250.3 at December 31, 2006. This decrease in deposits was a result of management’s decision to reprice a number of special rate deposit products originally used to attract customers in new markets. Total stockholders’ equity at December 31, 2007 and December 31, 2006 was $24.6 million and $23.5 million, respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, two branches in Streator, a branch in Morris, a branch in Yorkville and a loan production office in Minooka. . All information at and for the period ended December 31, 2007, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.